Exhibit 10.1

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”) is entered into as of June 25, 2007 (the “Agreement Date”), by and between MEDICAL DEVICE PARTNERS, INC., a Vermont corporation (“Buyer”), and CARDIODYNAMICS INTERNATIONAL CORPORATION, a California corporation (“Seller”) (Buyer and Seller, collectively, the “Parties”).

WHEREAS, Seller owns all of the outstanding shares of capital stock (the “Shares”) in Vermed, Inc., a Delaware corporation (the “Company”);

WHEREAS, Buyer desires to purchase from Seller, and Seller desires sell to Buyer, the Shares in return for cash;

WHEREAS, the Parties have agreed to make an election under Code Section 338(h)(10) in connection with the transactions contemplated hereby;

WHEREAS, the Board of Directors of Seller has resolved to recommend that the shareholders of Seller approve this Agreement and the transactions contemplated hereby; and

WHEREAS, concurrently herewith, Rich Kalich, the President of the Company and an owner of Buyer, is executing and delivering to Seller a guaranty with respect to the obligations of Buyer under Section 10(b) of this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual representations, warranties and covenants herein contained, the Parties agree as follows:

1. Definitions. The defined terms used in this Agreement are set forth in the Glossary attached hereto as Exhibit A.

2. Purchase and Sale of the Shares.

(a) Basic Transaction. On and subject to the terms and conditions of this Agreement, Buyer agrees to purchase from Seller, and Seller agrees to sell to Buyer, the Shares for an aggregate price of Eight Million Dollars ($8,000,000) (the “Purchase Price”), and other good and valuable consideration, subject to adjustment as provided in Section 2(e) below.

(b) Purchase Price Payment. At the Closing, Buyer shall pay to Seller the Purchase Price by wire transfer of immediately available funds to an account identified by Seller in writing prior to the Closing.

(c) Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Gravel and Shea, Burlington, Vermont, commencing at 9:00 a.m. local time and effective as of 5:00 p.m. local time on the second business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective Parties will take at the Closing itself) or such other date as Buyer and Seller may mutually determine (the “Closing Date”).

(d) Deliveries at Closing. At the Closing: (i) Seller shall deliver to Buyer the various certificates, instruments and documents referred to in Section 6(a) below; (ii) Buyer shall deliver to Seller the various certificates, instruments and documents referred to in Section 6(b) below; (iii) Seller shall deliver to Buyer the stock certificate(s) for the Shares, together with an assignment of certificate with respect to the Shares; and (iv) Buyer shall deliver to Seller the Purchase Price as provided in Section 2(b) above.

(e) Purchase Price Adjustments.

(i) Pre-Closing Adjustment.

(A) Preparation of Estimated Closing Balance Sheet. At least two (2) business days before the Closing, Buyer shall prepare and deliver to Seller an estimated balance sheet of the Company dated as of the Closing Date prepared on the same basis as the Financial Statements (the “Estimated Closing Balance Sheet”) and a calculation based upon the Estimated Closing Balance Sheet of the sum of (1) cash and cash equivalents (including marketable securities and short term investments) minus Four Hundred Fifty Thousand Dollars ($450,000), plus (2) accounts receivable aged less than ninety (90) days (excluding intercompany accounts receivable), plus (3) inventory and minus (4) current liabilities (excluding intercompany accounts payable and the current portion of the Company’s long term debt), as well as a consideration of any agreed-upon unbooked period-end adjustments (the “Estimated Closing Working Capital Amount”).

(B) Adjustment to Purchase Price. No later than fifteen (15) business days prior to the Closing, the Parties shall agree to a working capital amount determined as described in Section 2(e)(i)(A) above for the Estimated Closing Working Capital Amount but using the Most Recent Financial Statements with the Most Recent Fiscal Month-End as the date for the determination (the “5/31/07 Working Capital Amount”). At the Closing, the Estimated Closing Working Capital Amount shall be compared to 5/31/07 Working Capital Amount. If the 5/31/07 Working Capital Amount is greater than the Estimated Closing Working Capital Amount, then an immediate downward adjustment equal to such amount shall be made on a dollar-for-dollar basis to the Purchase Price. If the Estimated Closing Capital Amount is greater than the 5/31/07 Working Capital Amount, then an immediate upward adjustment equal to such amount shall be made on a dollar-for-dollar basis in the Purchase Price.

(ii) Post-Closing Adjustment.

(A) Preparation of Preliminary Closing Balance Sheet. As soon as reasonably possible after the Closing Date but not later than sixty (60) days thereafter, Buyer shall prepare and deliver to Seller a balance sheet of the Company dated as of the Closing Date prepared in accordance with GAAP applied on a basis consistent with the preparation of the Financial Statements (the “Preliminary Closing Balance Sheet”) and a working capital amount determined as described in Section 2(e)(i)(A) above for the Estimated Closing Working Capital Amount but using the Preliminary Closing Balance Sheet with the Closing Date as the date for the determination.

(B) Review of Preliminary Closing Balance Sheet. The Preliminary Closing Balance Sheet shall be binding and conclusive upon, and deemed accepted by, Seller unless Seller has notified Buyer in writing of any objections thereto consistent with the provisions of this Section 2(e)(ii)(B) within thirty (30) days after receipt thereof. Otherwise, during the thirty (30)-day period after Seller’s receipt of the Preliminary Closing Balance Sheet and, as applicable, thereafter, Buyer shall make the work papers and back-up materials used in preparing the Preliminary Closing Balance Sheet, as well as the personnel of Buyer and the Company with knowledge regarding any underlying matters, available to Seller at reasonable times and upon reasonable notice. Any written notice by Seller under this Section 2(e)(ii)(B) shall (1) specify in reasonable detail each item on the Preliminary Closing Balance Sheet that Seller disputes and (2) include a summary of Seller’s reasons for such dispute.

(C) Disputes. Disputes between Buyer and Seller relating to the Preliminary Closing Balance Sheet that cannot be resolved by them within thirty (30) days after receipt by Buyer of the notice referred to in Section 2(e)(ii)(B) above may be referred no later than forty-five (45) days after such receipt for decision (at the request of either Buyer or Seller) to Singer Lewak Greenbaum & Goldstein, CPAs, Los Angeles, California (“Singer”). If Singer is unavailable, then Buyer and Seller shall select an independent nationally recognized accounting firm to decide the matter (Singer or such other firm, the “Auditor”). Prior to referring the matter to the Auditor, Buyer and Seller shall agree on the procedures to be followed by the Auditor (including procedures with regard to presentation of evidence). Such procedures shall not alter the accounting practices, principles and policies to be applied to the Preliminary Closing Balance Sheet, which shall be those required by this Agreement. If Buyer and Seller are unable to agree upon procedures before the end of thirty (30) days after referral of the dispute to the Auditor, then the Auditor shall establish such procedures giving due regard to the intention of the Parties to resolve disputes as quickly, efficiently and inexpensively as possible, which procedures may, but need not, be those proposed by either of Buyer or Seller. Buyer and Seller shall then submit evidence in accordance with the procedures established, and the Auditor shall decide the dispute in accordance therewith. The Auditor’s decision on any matter referred to it shall be final and binding on Seller and Buyer. The fee of the Auditor shall be borne by Seller, on the one hand, and Buyer, on the other hand, in equal portions, unless the Auditor decides, based on its determination with respect to the reasonableness of the respective positions of Buyer and Seller, that the fee shall be borne in unequal proportions.

(D) Final Closing Balance Sheet. The Preliminary Closing Balance Sheet shall become final and binding upon Buyer and Seller upon the earlier of: (1) the failure by Seller to object thereto within the period permitted under Section 2(e)(ii)(B) above; (2) the agreement between Buyer and Seller with respect thereto; or (3) the decision by the Auditor with respect to any disputes under Section 2(e)(ii)(C) above. As adjusted, if applicable, pursuant to such agreement or such decision, the Preliminary Closing Balance Sheet, when final and binding, is referred to herein as the “Final Closing Balance Sheet.”

(E) Adjustment to Purchase Price. As soon as practicable

(but not more than five (5) business days) after the determination of the Final Closing Balance Sheet in accordance with Section 2(e)(ii)(D) above, a working capital amount (the “Final Closing Working Capital Amount”) shall be determined as described in Section 2(e)(i)(A) above using the Final Closing Balance Sheet for such calculation and such amount shall be compared with the Estimated Closing Working Capital Amount. If the Final Closing Working Capital Amount is less than the Estimated Closing Working Capital Amount, then an amount equal to the difference shall be paid on a dollar-for-dollar basis by Seller to Buyer in immediately available funds. If the Final Closing Working Capital Amount is more than the Estimated Closing Working Capital Amount, then an amount equal to the difference shall be paid (on a dollar-for-dollar basis) by Buyer to Seller in immediately available funds.

3. Representations and Warranties Concerning Transaction.

(a) Seller’s Representations and Warranties. Seller represents and warrants to Buyer as of the Agreement Date, except as set forth in the Disclosure Schedule, as follows:

(i) Organization. Seller is duly incorporated, validly existing and in good standing under the laws of the State of California.

(ii) Authorization of Transaction. Seller has full power and authority to execute and deliver this Agreement and to perform Seller’s obligations hereunder. This Agreement constitutes the valid and legally binding obligation of Seller, enforceable against Seller in accordance with its terms and conditions, except as the enforceability thereof may be limited by any applicable bankruptcy, reorganization, insolvency or other laws affecting creditors’ rights generally or by general principles of equity. Other than filings in compliance with the applicable requirements of the Securities Act or the Securities Exchange Act, Seller need not give any notice to, make any filing with or obtain any authorization, consent or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement. The execution, delivery and performance by Seller of this Agreement and all other agreements contemplated hereby to which Seller is a party have been duly authorized by Seller, except for approval of this Agreement and the transactions contemplated hereby by the shareholders of Seller. The Board of Directors of Seller has resolved to recommend that the shareholders of Seller approve this Agreement and the transactions contemplated hereby.

(iii) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will: (A) assuming compliance with the applicable requirements of the Securities Act or the Securities Exchange Act and approval of this Agreement and the transactions contemplated hereby by the shareholders of Seller, violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any government, governmental agency or court to which Seller is subject or any provision of its articles of incorporation or bylaws; (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel or require any notice or consent under any agreement, contract, lease, license, instrument or other arrangement to which Seller is a party or by which Seller is bound or to which any of Seller’s assets is subject; or (C) result in the imposition or creation of a Lien upon or with respect to the Shares.

(iv) Brokers’ Fees. Except for the obligation of Seller to pay a fee to Cain Brothers & Company, LLC in connection with the consummation of the transactions contemplated by this Agreement, Seller has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

(v) Shares. Seller holds of record and owns beneficially the Shares, free and clear of any restrictions on transfer other than restrictions (A) under the Securities Act and state securities laws or (B) in connection with any Liens to be removed at or prior to the Closing. Without limiting the foregoing, Seller is not a party to any option, warrant, purchase right or other contract or commitment that could require Seller to sell, transfer or otherwise dispose of the Shares (other than this Agreement).

(b) Buyer’s Representations and Warranties. Buyer represents and warrants to Seller as of the Agreement Date as follows:

(i) Organization. Buyer is duly incorporated, validly existing and in good standing under the laws of the State of Vermont.

(ii) Authorization of Transaction. Buyer has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of Buyer, enforceable against Buyer in accordance with its terms and conditions, except as the enforceability thereof may be limited by any applicable bankruptcy, reorganization, insolvency or other laws affecting creditors’ rights generally or by general principles of equity. Buyer need not give any notice to, make any filing with or obtain any authorization, consent or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement. The execution, delivery and performance by Buyer of this Agreement and all other agreements contemplated hereby to which Buyer is a party have been duly authorized by Buyer.

(iii) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any government, governmental agency or court to which Buyer is subject or any provision of its certificate or articles of incorporation or bylaws or other governing documents or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel or require any notice or consent under, any agreement, contract, lease, license, instrument or other arrangement to which Buyer is a party or by which it is bound or to which any of its assets is subject.

(iv) Brokers’ Fees. Buyer has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

(v) Investment. Buyer is not acquiring the Shares with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act.

(vi) Financial Capacity; Solvency. Buyer: (A) will have at the Closing sufficient internal cash (taking into account the proceeds from any unfunded, but committed financing that will be received prior to the Closing Date) in an aggregate amount sufficient to pay the Purchase Price payable as required by this Agreement and to make all other necessary payments in connection with the purchase of the Shares; (B) will have at the Closing the resources and capabilities (financial or otherwise) to perform its obligations hereunder; and (C) has not, and will not have as of the Closing, incurred any obligation, commitment, restriction or liability of any kind that would impair or adversely affect such resources and capabilities, including after giving effect to any obligation, commitment, restriction or liability of any kind with respect to this Agreement. Immediately after giving effect to the transactions contemplated hereby, Buyer will not: (x) be insolvent (either because its financial condition is such that the sum of its debts is greater than the fair value of its assets or because the fair salable value of its assets is less than the amount required to pay its probable liabilities, including on its existing debts, as they mature); (y) have unreasonably small capital with which to engage in its business; or (z) have incurred debts beyond its ability to pay as they become due.

(c) “As-Is” and “Where-Is” Purchase. Except as expressly set forth in Section 3(a) above and Section 4 below, Buyer acknowledges and agrees that Buyer is purchasing the Shares on an “as-is, where-is” basis and that Seller and the Company make no representations or warranties, express or implied, at law or in equity, in respect of Seller, the Shares, the Company, any of the assets, liabilities or operations of the Company or any other matters, including with respect to merchantability or fitness for any particular purpose.

4. Representations and Warranties Concerning the Company. Seller represents and warrants to Buyer as of the Agreement Date, except as set forth in the Disclosure Schedule, as follows:

(a) Organization. The Company: (i) is a corporation organized, validly existing and in good standing under the laws of the State of Delaware; (ii) is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required, except where the lack of such qualification would not have a Material Adverse Effect; and (iii) has full power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it.

(b) Capitalization. The Shares constitute the entire issued and outstanding ownership interests in the Company. All of the Shares have been duly authorized, are validly issued and are held of record by Seller. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights or other contracts or commitments that require the Company to issue, sell or otherwise cause to become outstanding any of its capital stock. There are no outstanding or authorized interest appreciation, phantom interest, profit participation or similar rights with respect to the Company.

(c) Title to Tangible Assets. The Company has good and marketable title to, or a valid leasehold interest in, its tangible assets free and clear of all Liens other than Permitted Liens.

(d) Subsidiaries. The Company does not own or have any right to acquire, directly or indirectly, any outstanding capital stock of, or other equity interests in, any Person.

(e) Financial Statements. Seller has made available to Buyer (i) unaudited balance sheets and statements of income as of and for the fiscal years ended November 30, 2006, November 30, 2005 and November 30, 2004 for the Company and (ii) unaudited balance sheets and statements of income (the “Most Recent Financial Statements”) as of and for the six (6) months ended May 31, 2007 (the “Most Recent Fiscal Month-End”) for the Company. Such financial statements (the “Financial Statements”) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby; provided, however, that the Financial Statements are subject to normal year-end adjustments and lack footnotes and other presentation items.

(f) Events Subsequent to Most Recent Fiscal Month-End. Since the Most Recent Fiscal Month-End, there has not been any Material Adverse Change. Without limiting the generality of the foregoing, since that date the Company has not engaged in any practice, taken any action or entered into any transaction outside the Ordinary Course of Business.

(g) Legal Compliance. To the Knowledge of Seller, the Company has complied and is in compliance with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local and foreign governments (and all agencies thereof), except where the failure to comply would not have a Material Adverse Effect.

(h) Tax Matters.

(i) Since March 22, 2004: (A) the Company has been a member of the “affiliated group” as defined in Code Section 1504 of which Seller is the common parent (the “Group”); (B) the Group and each member of the Group has filed all Income Tax Returns that it was required to file, and has paid all Income Taxes shown thereon as owing, except where the failure to file Income Tax Returns or to pay Income Taxes would not have a Material Adverse Effect; (C) all such Income Tax Returns as so filed disclose all Taxes required to be paid for the periods covered thereby; (D) all material Taxes due and owing by any member of the Group, whether or not shown on any Income Tax Return, have been paid; and (E) there are no Liens for Taxes, other than Taxes not yet due and payable, upon any assets of the Company.

(ii) There is no material dispute or claim concerning any Tax liability of any member of the Group either (A) claimed or raised by any authority in writing or (B) as to which Seller and the officers of Seller have knowledge based upon personal contact with any agent of such authority.

(iii) Seller has made available to Buyer a correct and complete copy of all federal Income Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by the Company or Seller on the Company’s behalf since November 30, 2004.

(iv) The unpaid Taxes of the Company do not, as of the Most Recent Fiscal Month End, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Most Recent Financial Statements (rather than in any notes thereto) and will not exceed that reserve as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of the Company and Seller in filing their consolidated Tax Returns.

(v) The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (A) change in method of accounting for a taxable period ending on or prior to the Closing Date; (B) “closing agreement” as described in Code Section 7121 (or any corresponding provision in state, local or foreign income Tax law) executed on or prior to the Closing Date; (C) intercompany transactions or any excess loss account described in Treasury Regulation §1502 (or any corresponding provision in state, local or foreign income Tax law); (D) installment sale or open transaction disposition made on or prior to the Closing Date; or (E) prepaid amount received on or prior to the Closing Date.

(i) Real Property. The Owned Real Property is located in Bellow Falls, Vermont. Seller has made available to Buyer a correct and complete copy of the Company’s deed and current owner’s title insurance policy for such Owned Real Property. There is no Leased Real Property. The Company owns fee title to the Owned Real Property free and clear of all Liens other than Permitted Liens. To the Knowledge of Seller, the Owned Real Property complies in all material respects with applicable zoning requirement or related permits and approvals.

(j) Intellectual Property. Seller has made available to Buyer a correct and complete copy of each: (i) registration that has been issued to the Company with respect to any of its Intellectual Property; (ii) application for registration that the Company has made with respect to any of its Intellectual Property; and (iii) material license, agreement or other permission that the Company has granted to any third party with respect to any of its Intellectual Property. To the Knowledge of Seller, the conduct of the business of the Company does not (x) infringe any other Person’s copyright, trade secret right, right of privacy, right in personal data, patent, trademark or other intellectual property right or (y) give rise to any claim of unfair competition under any applicable law. The Company has or will have valid rights to use all computer programs used in the Company’s Ordinary Course of Business. To the Knowledge of the Seller, no Person is infringing, misappropriating or otherwise violating the Company’s Intellectual Property.

(k) Contracts. The Company is not a party to or bound by any agreement, contract or commitment of the following type (collectively, the “Material Contracts”):

(i) any loan agreement, credit facility, mortgage, security agreement, pledge agreement, deed of trust, indenture, bond, note, guaranty, surety, trust agreement or other agreement or instrument relating to (A) the borrowing of money or obtaining an extension of credit to the Company or (B) the loaning of money or granting an extension of credit by the Company;

(ii) any agreement that subjects the Company to restrictions on the competitive conduct of its business or prohibits or otherwise restricts the Company from soliciting customers;

(iii) any joint venture, partnership, royalty or similar agreement involving the sharing of profits or expenses with any third party;

(iv) any business acquisition or divestiture agreement (or any letter of intent, term sheet or draft agreement relating to any such pending transaction);

(v) any other contract, agreement or commitment with respect to which the aggregate amount that could reasonably be expected to be paid by the Company would exceed One Million Dollars ($1,000,000) in any twelve (12)-month period following the Agreement Date; or

(vi) any guaranty of any liability or obligation of any other Person.

Seller has made available to Buyer a correct and complete copy of each Material Contract (or a written summary if oral). Each of the Material Contracts is in full force and effect, the Company and, to the Knowledge of Seller, all other parties to the Material Contracts have, in all material respects, performed its obligations and are not in default under any of the Material Contracts and the Company has not given or received any notice of default under any of the Material Contracts.

(l) Litigation. Neither the Company nor any of its assets is subject to any outstanding injunction, judgment, order, decree, ruling or charge or a party to any action, suit, proceeding, hearing or investigation of, in or before any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction, except where the injunction, judgment, order, decree, ruling, action, suit, proceeding, hearing or investigation would not have a Material Adverse Effect. To the Knowledge of Seller, there is no litigation, claim, suit, proceeding or investigation threatened against the Company or any of its assets by any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction the subject of which would have a Material Adverse Effect.

(m) Employees. The Company is not party to any collective bargaining agreements with any of its employees. There is no labor union organization activity pending or, to the Knowledge of Seller, threatened with respect to the Company. No employee of the Company has been granted the right to (i) continued employment by the Company or (ii) any material compensation following termination of employment with the Company.

(n) Employee Benefits. Seller has made available to Buyer a correct and complete copy of each Employee Benefit Plan that the Company maintains or to which the Company contributes. To the Knowledge of Seller, each such Employee Benefit Plan complies in form and in operation with the terms of such Employee Benefit Plan and the applicable requirements of ERISA and the Code and has been maintained and administered in accordance with ERISA and the Code, except where the failure to comply would not have a Material Adverse Effect. All employer contributions and employee salary reduction contributions that are due have been made when due within the time periods prescribed by the Code and ERISA to each such Employee Benefit Plan that is an Employee Pension Benefit Plan. All premiums or other payments that are due have been paid with respect to each such Employee Benefit Plan that is an Employee Welfare Benefit Plan. Each such Employee Benefit Plan that is intended to meet the requirements of a “qualified plan” under Code Section 401(a) has received a determination letter from the Internal Revenue Service (or may rely on an opinion letter issued by the Internal Revenue Service with respect to a standardized prototype plan adopted in accordance with the requirements for such reliance) to the effect that it meets the requirements of Code Section 401(a) and, to the Knowledge of Seller, there are no facts or circumstances that could adversely affect the qualified status of any such Employee Benefit Plan. There have been no “prohibited transactions” as defined under ERISA or the Code with respect to any such Employee Benefit Plan. To the Knowledge of the Seller, there has been no breach of fiduciary duty by any person who is a fiduciary of any Employee Benefit Plan.

(o) Environmental, Health and Safety Matters. To the Knowledge of Seller, Seller, the Company and their respective assets are in compliance with Environmental, Health and Safety Requirements, except for such noncompliance as would not have a Material Adverse Effect. To the Knowledge of Seller, neither Seller nor the Company has received any written notice, report or other information regarding any actual or alleged material violation of Environmental, Health and Safety Requirements relating to Seller, the Company or their respective assets the subject of which would have a Material Adverse Effect.

(p) Powers of Attorney. The Company has no outstanding revocable or irrevocable powers of attorney or similar authorizations issued to any individual who is not one of the Company’s officers or employees.

(q) Insurance. Seller has made available to Buyer a correct and complete list of all policies of title, property, fire, casualty, liability, life, workmen’s compensation, business interruption and other forms of insurance of any kind relating to the Company’s business. If requested by Buyer, Seller has made available to Buyer a correct and complete copy of any such policy or a summary of any such policy. All such policies: (i) are in full force and effect; (ii) are valid, outstanding and enforceable policies; and (iii) insure against risks of a kind, and in an amount, consistent with the past practice of the Company.

5. Pre-Closing Covenants. The Parties agree as follows with respect to the period between the Agreement Date and the Closing:

(a) General. Each of the Parties shall use such Party’s commercially reasonable efforts to take all action and to do all things necessary, proper or advisable in order to consummate and make effective the transactions contemplated by this Agreement as soon as reasonably practicable (including satisfaction, but not waiver, of the Closing conditions set forth in Section 6 below, such as Seller satisfying all requirements listed in the applicable title commitment within the control of and reasonably required to be satisfied by Seller in connection with the Closing condition in Section 6(a)(viii) below). Without limiting the foregoing, Seller shall call and hold a meeting of the shareholders of Seller for the purpose of obtaining their approval of this Agreement and the transactions contemplated hereby. In connection with such meeting, Seller shall as promptly as reasonably practicable: (i) prepare and file with the SEC the Proxy Statement; (ii) respond to any comments received from the SEC with respect to such filing; (iii) prepare and file any amendments or supplements necessary to be filed in response to any SEC comments or as required by the Securities Exchange Act; and (iv) use commercially reasonable efforts to have cleared by the SEC and thereafter mail to the shareholders of Seller the Proxy Statement and all other customary proxy or other materials for such meetings. Buyer shall cooperate with Seller in connection with the foregoing, including furnishing Seller upon request with any and all information as may be required to be set forth in the Proxy Statement under the Securities Exchange Act.

(b) Notices and Consents. As reasonably requested by Buyer, Seller shall cause the Company to give any notices to any third party that is, and shall use commercially reasonable efforts to obtain any third party consents from, a party to any agreement, contract or commitment to which the Company is a party as required by such agreement, contract or commitment in connection with the transactions contemplated by this Agreement. Each of the Parties shall (and Seller shall cause the Company to) give any notices to or make any filings with, and use commercially reasonable efforts to obtain any authorizations, consents or approvals of, governments and governmental agencies in connection with the transactions contemplated by this Agreement.

(c) Operation of Business. Seller shall cause the Company not to engage in any practice, take any action or enter into any transaction outside the Ordinary Course of Business without the prior written consent of Buyer (which shall not be unreasonably withheld, delayed or conditioned).

(d) Full Access. Seller shall cause the Company to permit representatives of Buyer (including legal counsel and accountants) to have full access at all reasonable times, in a manner so as not to interfere with the normal business operations of the Company, to all premises, properties, personnel, books, records (including Tax records), contracts and documents of or pertaining to the Company. Any information obtained by Buyer or any of its representatives as the result of such access (or otherwise under this Agreement) shall be subject to the provisions of the Confidentiality Agreement.

(e) Notice of Developments by Seller. Seller may elect at any time to notify Buyer of any development causing a breach of any of the representations or warranties in Section 4 above. Without limiting Buyer’s right, if applicable, to terminate this Agreement pursuant to Section 10(a)(ii) below by reason of such development (if Buyer elects to exercise that right within the period of five (5) business days referred to in Section 10(a)(ii) below), any written notice pursuant to this Section 5(e) shall be deemed to: (i) supplement the Disclosure Schedule; (ii) qualify the representations and warranties contained in Section 4 above; and (iii) cure any misrepresentation or breach of warranty that otherwise might have existed hereunder by reason of the development. Notwithstanding the foregoing, no disclosure by any Party with respect to any development causing a breach of any of the representations or warranties in Section 3 above shall be deemed to (x) amend or supplement the Disclosure Schedule with respect thereto or (y) prevent or cure any such misrepresentation or breach of warranty.

(f) Notice of Developments by Buyer. Buyer shall immediately notify Seller of any Material Adverse Change or any development, effect or change that would be materially beneficial to the business of the Company taken as a whole, including furnishing Seller with any and all information as may be required to be set forth in the Proxy Statement under the Securities Exchange Act.

6. Conditions to Obligations to Close.

(a) Conditions to Buyer’s Obligation. Buyer’s obligation to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

(i) the representations and warranties set forth in Section 3(a) above and Section 4 above being true and correct in all material respects as of the Closing Date, except to the extent that such representations and warranties are qualified by terms such as “material” and “Material Adverse Effect,” in which case such representations and warranties shall be true and correct in all respects as of the Closing Date, it being understood that this condition shall not apply to any untrue or incorrect representations or warranties set forth in Section 4 above if Buyer Knew that such representations or warranties were untrue or incorrect;

(ii) Seller having performed and complied with all of its covenants hereunder in all material respects through the Closing;

(iii) there not being any injunction, judgment, order, decree, ruling or charge in effect preventing consummation of any of the transactions contemplated by this Agreement;

(iv) Seller having delivered to Buyer a certificate to the effect that the conditions specified in Sections 6(a)(i)-(iii) above are satisfied in all respects;

(v) relevant parties having entered into and delivered among one another the Custom Manufacturing and Supply Agreement;

(vi) approval of this Agreement and the transactions contemplated hereby by the shareholders of Seller;

(vii) Seller having delivered to Buyer duly signed resignations, effective immediately after the Closing, of Russell Bergen and Stephen Loomis as officers or directors of the Company;

(viii) the Title Company having committed to deliver contemporaneously with the Closing, at Buyer’s sole cost, an owner’s policy of title insurance on the Owned Real Property in accordance with its title commitment and with no exceptions to title other than Permitted Liens or as set forth in such title commitment; and

(ix) Seller having obtained from Comerica Bank the termination of that certain Amended and Restated Unconditional Guaranty, dated August 4, 2006, that related Deposit Account Control Agreement and any other related agreements by or involving the Company in favor of or for the benefit of Comerica Bank.

Buyer may waive any condition specified in this Section 6(a) if it executes a writing so stating at or prior to the Closing.

(b) Conditions to Seller’s Obligation. Seller’s obligation to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

(i) the representations and warranties set forth in Section 3(b) above being true and correct in all material respects as of the Closing Date, except to the extent that such representations and warranties are qualified by terms such as “material” and “Material Adverse Effect,” in which case such representations and warranties shall be true and correct in all respects as of the Closing Date;

(ii) Buyer having performed and complied with all of its covenants hereunder in all material respects through the Closing;

(iii) there not being any injunction, judgment, order, decree, ruling or charge in effect preventing consummation of any of the transactions contemplated by this Agreement;

(iv) Buyer having delivered to Seller a certificate to the effect that the conditions specified in Sections 6(b)(i)-(iii) above are satisfied in all respects;

(v) relevant parties having entered into and delivered among one another the Custom Manufacturing and Supply Agreement;

(vi) approval of this Agreement and the transactions contemplated hereby by the shareholders of Seller; and

(vii) Seller having obtained from Vermont Economic Development Authority the termination of that certain Guaranty, dated January 19, 2005, and any other related agreements by or involving Seller in favor of or for the benefit of Vermont Economic Development Authority.

Seller may waive any condition specified in this Section 6(b) if its executes a writing so stating at or prior to the Closing.

7. Remedies for Breaches of This Agreement.

(a) Survival of Representations and Warranties. All of the representations and warranties of Seller contained in Section 4 above shall survive the Closing and continue in full force and effect until twelve (12) months after the Closing Date. All of the representations and warranties of Seller and Buyer contained in Section 3 above shall survive the Closing and continue in full force and effect indefinitely thereafter, subject to any applicable statutes of limitation.

(b) Indemnification Provisions for Buyer’s Benefit.

(i) From and after the Closing, in the event Buyer suffers any Adverse Consequences as a result of a breach by Seller of Seller’s representations or warranties in Section 3(a) above and Buyer makes a written claim for indemnification against Seller pursuant to Section 11(g) below, then Seller shall indemnify Buyer for, from and against such Adverse Consequences; provided, however, that Seller shall have no such obligation (A) until Buyer has suffered Adverse Consequences by reason of all such breaches by Seller amounting to at least Fifty Thousand Dollars ($50,000) or (B) to the extent it would involve payment by Seller of any amount that is in excess of the Purchase Price.

(ii) From and after the Closing, in the event Buyer suffers any Adverse Consequences as a result of a breach by Seller of its representations and warranties in Section 4 above and Buyer makes a written claim for indemnification against Seller pursuant to Section 11(g) below, then Seller shall indemnify Buyer for, from and against such Adverse Consequences; provided, however, that Seller shall have no such obligation: (A) until Buyer has suffered Adverse Consequences by reason of all such breaches by Seller amounting to at least Fifty Thousand Dollars ($50,000); (B) to the extent it would involve payment by Seller of any amount that is in excess of Two Hundred Fifty Thousand Dollars ($250,000); or (C) if Buyer Knew that such representations or warranties were breached by Seller.

(c) Indemnification Provisions for Seller’s Benefit. From and after the Closing, in the event Seller suffers any Adverse Consequences as a result of a breach by Buyer of its representations and warranties in Section 3(b) above and Seller makes a written claim for indemnification against Buyer pursuant to Section 11(g) below, then Buyer shall indemnify Seller for, from and against such Adverse Consequences.

(d) Matters Involving Third Parties.

(i) If any third party shall notify any Party (the “Indemnified Party”) with respect to any matter (a “Third Party Claim”) that may give rise to a claim for indemnification against any other Party (the “Indemnifying Party”) under this Section 7, then the Indemnified Party shall promptly (and in any event within five (5) business days after receiving notice of the Third Party Claim) notify each Indemnifying Party thereof in writing.

(ii) Any Indemnifying Party shall have the right at any time to assume and thereafter conduct the defense of the Third Party Claim with counsel of such Indemnifying Party’s choice reasonably satisfactory to the Indemnified Party; provided, however, that the Indemnifying Party shall not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld unreasonably) unless the judgment or proposed settlement involves only the payment of money damages and does not impose an injunction or other equitable relief upon the Indemnified Party.

(iii) Unless and until an Indemnifying Party assumes the defense of the Third Party Claim as provided in Section 7(d)(ii) above, however, the Indemnified Party may defend against the Third Party Claim in any manner the Indemnified Party reasonably may deem appropriate.

(iv) In no event shall the Indemnified Party consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of each of the Indemnifying Parties (not to be unreasonably withheld, delayed or conditioned).

(e) Determination of Adverse Consequences. All indemnification payments under this Section 7 shall be (i) paid by the Indemnifying Party net of any Tax benefits and insurance coverage that may be available to the Indemnified Party and (ii) deemed adjustments to the Purchase Price.

(f) Exclusive Remedy for Breach of Representations and Warranties. Buyer and Seller acknowledge and agree that, except in the case of fraud, the foregoing indemnification provisions in this Section 7 shall be the exclusive remedies, as applicable, of Seller and Buyer with respect the breach of any representation or warranty under this Agreement.

(g) Waiver of Consequential Damages. IN NO EVENT SHALL ANY PARTY BE LIABLE TO ANY OTHER PARTY, WHETHER FOR BREACH OF CONTRACT, IN TORT, NEGLIGENCE, WARRANTY OR STRICT LIABILITY, OR OTHERWISE, FOR INCIDENTAL, INDIRECT, SPECIAL, CONSEQUENTIAL, EXEMPLARY OR PUNITIVE DAMAGES, SUCH AS LOSSES OF REVENUES OR PROFITS, IN ANY WAY RELATED TO A BREACH OF ANY COVENANT, REPRESENTATION OR WARRANTY UNDER THIS AGREEMENT.

8. Tax Matters. The following provisions shall govern the allocation of responsibility as between Buyer and Seller for certain Tax matters following the Closing Date:

(a) Tax Indemnification. Seller shall indemnify Buyer and hold Buyer harmless from and against (without duplication) any loss, claim, Liability, expense or other damage directly attributable to: (i) Taxes (or the non-payment thereof) of the Company for all Taxable periods beginning on March 22, 2004 and ending on or before the Closing Date and the portion through the end of the Closing Date of any taxable period that includes (but does not end on) the Closing Date (the “Pre-Closing Tax Period”); (ii) any and all Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Company is or was a member beginning on March 22, 2004 and ending on or prior to the Closing Date, including pursuant to Treasury Regulation §1502-6 or any corresponding provision in state, local or foreign law; and (iii) Taxes of any person (other than the Company) imposed on the Company as a transferee or successor, by contract or pursuant to any law, rule or regulation, which Taxes relate to an event or transaction occurring beginning on March 22, 2004 and occurring on or before the Closing Date; provided, however, that Seller shall be liable under this Section 8(a) only to the extent that such Taxes exceed the amount, if any, reserved for Taxes (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) in the Final Closing Balance Sheet and taken into account in determining any Purchase Price adjustment pursuant to Section 2(e)(ii) above. Seller shall reimburse Buyer for any Taxes of Company that are the responsibility of Seller pursuant to this Section 8(a) within fifteen (15) business days after payment of such Taxes by Buyer.

(b) Audits. Seller shall allow Buyer and the Company and their counsel to participate at Buyer’s and the Company’s expense in any audit of Seller’s consolidated federal Income Tax Returns to the extent such returns relate directly to the Company. Seller shall not settle any such audit in a manner that would adversely affect the Company after the Closing Date without the prior written consent of Buyer, which consent shall not be unreasonably withheld.

(c) Straddle Period. In the case of any Taxable period that includes (but does not end on) the business day prior to the Closing Date (a “Straddle Period”), the amount of any Taxes based on or measured by income or receipts of the Company for the Pre-Closing Tax

Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose, the Taxable period of any partnership or other pass-through entity in which the Company holds a beneficial interest shall be deemed to terminate at such time) and the amount of other Taxes of the Company for a Straddle Period that relate to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire Taxable period multiplied by a fraction the numerator of which is the number of days in the Taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.

(d) Responsibility for Filing Tax Returns. Seller shall include the income of the Company (including any deferred items triggered into income by Treasury Regulation §1.1502-13 and any excess loss account taken into income under Treasury Regulation §1.1502-19) on Seller’s consolidated federal Income Tax Returns for all periods through the end of the Closing Date and pay any federal Income Taxes attributable to such income. Buyer shall (and Buyer shall, following the Closing, cause the Company to) furnish Tax information to Seller for inclusion in Seller’s federal consolidated Income Tax Return for the period that includes the Closing Date in accordance with the Company’s past custom and practice. For all tax periods ending on or before the Closing Date, Seller shall cause the Company to join in Seller’s consolidated federal Income Tax Return and, in jurisdictions requiring separate reporting from Seller, to file separate state and local Income Tax Returns. All such Income Tax Returns shall be prepared and filed in a manner consistent with prior practice, except as required by a change in applicable law. Buyer shall cause the Company to file Tax Returns for all periods other than periods ending on or before the Closing Date; provided, however, that no such Tax Return as to which Seller may have any liability shall be filed (i) until Seller has had the opportunity, for at least twenty (20) business days to review such Tax Return and (ii) without incorporation of such changes thereto as Seller may reasonably request (so long as the same are consistent, to the extent applicable, with the past practice of the Company).

(e) Cooperation on Tax Matters.

(i) The Parties shall cooperate fully (and Buyer shall, following the Closing, cause the Company to cooperate fully) to the extent reasonably requested by any Party in connection with the filing of any Tax Returns as to which Seller may have any liability under this Section 8 and any audit, litigation or other proceeding with respect to Taxes payable with respect thereto. Such cooperation shall include the retention and (upon another Party’s request) the provision of records and information that are reasonably relevant to any such Tax Return, audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Parties agree (and Buyer shall, following the Closing, cause the Company) to (A) retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and any extensions thereof) of the respective taxable periods and abide by all record retention agreements entered into with any taxing authority and (B) give each other reasonable written notice prior to transferring, destroying or discarding any such books and records and, if a Party so requests, allowing such Party to take possession of such books and records.

(ii) Buyer and Seller further agree (and Buyer shall, following the

Closing, cause the Company), upon request, to (A) use their commercially reasonable efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the transactions contemplated hereby) and (B) provide any Party with all information that such Party may be required to report pursuant to Code Section 6043 and all Treasury Regulations promulgated thereunder.

(f) Tax Sharing Agreements. Seller shall cause (i) all Tax sharing agreements or similar agreements with respect to or involving the Company to be terminated as of the business day prior to the Closing Date and, (ii) thereafter, the Company not to be bound thereby or to have any Liability thereunder for past, present or future Taxes.

(g) Responsibility for Certain Taxes and Fees. All transfer, documentary, sales, use, stamp, registration and other such Taxes and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred by the Parties or the Company in connection with consummation of the transactions contemplated by this Agreement shall be shared and paid equally by the Parties when due, and the Parties shall file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges at their own respective expense. If required by applicable law, the Parties shall join in the execution of any such Tax Returns and other documentation.

(h) Code Section 338(h)(10) Election. Buyer and Seller shall join in making an election under Code Section 338(h)(10) (and any corresponding elections under state, local or foreign Tax law) or any similar Tax election in connection with the purchase of the Shares. Seller will pay any Tax attributable to such election and will indemnify Buyer and the Company against Adverse Consequences arising out of any failure to pay such Tax. The Parties agree that the Purchase Price and the liabilities of the Company (plus other relevant items) will be allocated to the assets of the Company for all purposes (including Tax and financial accounting purposes) in a manner consistent with Code Sections 338 and 1060 and the Treasury Regulations thereunder. Buyer, Seller and the Company shall file all Tax Returns (including amended returns and claims for refund) and information reports in a manner consistent with such values. The Parties shall cooperate fully with each other in connection with the making any such election.

9. Employee Benefits. Seller shall take all action and do all things necessary after the Closing to permit an employee of the Company as of the Closing Date to submit claims for benefits under the provisions of Seller’s Employee Welfare Benefit Plans for which such employee was eligible, it being understood that such claims must be timely submitted in accordance with, and are subject to, the applicable terms and conditions of such Employee Welfare Benefit Plans. Buyer shall (and Buyer shall, following the Closing, cause the Company to) after the Closing inform employees of the Company as of the Closing Date that they should submit such claims as soon as possible following the Closing Date. Seller shall be responsible after the Closing for any filing with any government or governmental agency required by applicable law with respect to such Employee Welfare Benefit Plans. Buyer shall (and Buyer shall, following the Closing, cause the Company to) after the Closing cooperate fully with Seller in providing information for such filings. Each Party shall indemnify the other Party and hold the other Party harmless from and against (without duplication) any loss, claim, Liability, expense or other damage directly attributable to any breach of its obligations under this Section 9.

10. Termination.

(a) Termination of Agreement. Certain of the Parties may terminate this Agreement as provided below:

(i) Buyer and Seller may terminate this Agreement by mutual written consent at any time prior to the Closing;

(ii) Buyer may terminate this Agreement by giving written notice to Seller at any time prior to the Closing in the event (A) Seller has within the then previous five (5) business days given Buyer any notice pursuant to Section 5(e) above and (B) the development that is the subject of such notice has had a Material Adverse Effect;

(iii) Buyer may terminate this Agreement by giving written notice to Seller at any time prior to the Closing in the event (A) Seller has breached any material representation, warranty or covenant contained in this Agreement in any material respect, Buyer has notified Seller of such breach and such breach has continued without cure for a period of thirty (30) days after such notice, it being understood that this right shall not apply to any breach of any representations or warranties set forth in Section 4 above if Buyer Knew that such representations or warranties were breached by Seller, or (B) the Closing has not occurred on or before October 1, 2007, by reason of the failure of any condition precedent under Section 6(a) above (unless the failure results primarily from Buyer itself breaching any representation, warranty or covenant contained in this Agreement); and

(iv) Seller may terminate this Agreement by giving written notice to Buyer at any time prior to the Closing in the event (A) Buyer has breached any material representation, warranty or covenant contained in this Agreement in any material respect, Seller have notified Buyer of such breach and such breach has continued without cure for a period of thirty (30) days after such notice or (B) the Closing has not occurred on or before October 1, 2007, by reason of the failure of any condition precedent under Section 6(b) above (unless the failure results primarily from Seller itself breaching any representation, warranty or covenant contained in this Agreement).

(b) Amount Payable by Buyer. If this Agreement is terminated by Seller pursuant to Section 10(a)(iv) above, then Buyer shall pay to Seller One Hundred Twenty-Five Thousand Dollars ($125,000) (the “Break-up Fee”) within two (2) business days of such termination by wire transfer of same day funds. The Parties agree and acknowledge that it would be extremely difficult to calculate with precision Seller’s actual damages resulting from such termination and that the Break-up Fee constitutes the Parties’ good faith effort to arrive at appropriate liquidated damages for such termination and does not constitute a penalty.

(c) Amount Payable by Seller. If this Agreement is terminated by Buyer pursuant to Section 10(a)(ii) above or Section 10(a)(iii) above or by Seller pursuant to Section 10(a)(iv)(B) above by reason of the failure of the condition precedent under Section 6(b)(vi) above (i.e., the condition precedent of approval of this Agreement and the transactions contemplated hereby by the shareholders of Seller), then Seller shall reimburse Buyer for the amount of all out-of-pocket expenses reasonably incurred by Buyer through the date of such termination related to this Agreement and the transactions contemplated hereby (the “Expenses”) within two (2) business days of Seller’s receipt from Buyer of reasonable supporting documentation for the Expenses by check or wire transfer of same day funds.

(d) Effect of Termination. If this Agreement is terminated pursuant to Section 10(a) above, all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party (except for any liability of any Party then in breach of a covenant contained in this Agreement and, if applicable, Buyer’s obligation to pay to Seller the Break-up Fee pursuant to Section 10(b) above or Seller’s obligation to reimburse Buyer for the Expenses pursuant to Section 10(c) above); provided, however, that this Section 10(d), Section 11 and the Confidentiality Agreement shall survive any termination of this Agreement.

11. Miscellaneous.

(a) Public Announcements. No Party shall issue any press release or make any public announcement relating to this Agreement or its subject matter without the prior written approval of the other Party; provided, however, that (i) Seller may make any public disclosure in accordance with Section 5(a) and (ii) any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing Party shall use its commercially reasonable efforts to advise the other Parties prior to making the disclosure).

(b) No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

(c) Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof; provided, however, that the Confidentiality Agreement shall remain in full force and effect unless and until the occurrence of a Closing.

(d) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of such Party’s rights, interests or obligations hereunder without the prior written approval of the other Parties; provided, however, that Buyer may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder).

(e) Counterparts. This Agreement may be executed in one or more counterparts (including by means of facsimile), each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

(f) Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

(g) Notices. All notices, requests, demands, claims and other communications hereunder shall be in writing, addressed to the intended recipient as set forth below, and shall be deemed duly given: (i) when delivered personally to the recipient; (ii) one (1) business day after being sent to the recipient by reputable overnight courier service (charges prepaid); (iii) one (1) business day after being sent to the recipient by facsimile transmission or electronic mail; or (iv) four (4) business days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid.

If to Seller:

Michael K. Perry

CardioDynamics International Corporation

6175 Nancy Ridge Drive, Suite 300

San Diego, California 92121

Facsimile: (858) 535-0055

with a copy (not constituting notice) to:

David R. Snyder, Esq.

Pillsbury Winthrop Shaw Pittman LLP

501 W. Broadway, Suite 1100

San Diego, California 92101

Facsimile: (619) 236-1995

If to Buyer:

Rich Kalich, President

Medical Device Partners, Inc.

9 Lovell Drive

Bellows Falls, Vermont 05101-1556

Facsimile: (802) 463-9318

with a copy (not constituting notice) to:

Stephen M. Magowan, Esq.

Gravel and Shea

76 St. Paul Street, 7th Floor

Burlington, Vermont 05401

Facsimile: (802) 658-1456

Any Party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

(h) Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of California without giving effect to any choice or conflict of laws provision or rule (whether of the State of California or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of California.

(i) Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all Parties. No waiver by any Party of any provision of this Agreement or any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by the Party making such waiver, nor shall such waiver be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

(j) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

(k) Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” shall mean “including without limitation.” Any terms defined in the singular shall have a comparable meaning when used in the plural and vice-versa.

(l) Further Assurances. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties shall take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party.

(m) Buyer Waiver Due to Knowledge. WHETHER OR NOT THE CLOSING HAS OCCURRED, BUYER HEREBY FOREVER WAIVES ANY RIGHT IT MAY HAVE UNDER THIS AGREEMENT, AND IN NO EVENT SHALL SELLER BE LIABLE TO BUYER FOR ANY DAMAGES, AS A RESULT OF ANY BREACH BY SELLER OF ANY OF THE REPRESENTATIONS OR WARRANTIES IN SECTION 4 ABOVE IF BUYER KNEW THAT SUCH REPRESENTATIONS OR WARRANTIES WERE BREACHED BY SELLER.

(n) Incorporation of Exhibits and Disclosure Schedule. The Exhibits identified in this Agreement and the Disclosure Schedule are incorporated herein by reference and made a part hereof.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the Agreement Date.

BUYER:		SELLER:

MEDICAL DEVICE PARTNERS, INC.		CARDIODYNAMICS INTERNATIONAL CORPORATION

By:	/s/ Richard L. Kalich	By:	/s/ Michael K. Perry
Name:	Richard L. Kalich	Name:	Michael K. Perry
Title:	President of Vermed	Title:	Chief Executive Officer

GLOSSARY

“5/31/07 Working Capital Amount” has the meaning set forth in Section 2(e)(i)(B) of the Agreement.

“Adverse Consequences” means all actions, suits, proceedings, claims, demands, judgments, orders, decrees, rulings, damages, penalties, fines, costs, reasonable amounts paid in settlement, liabilities, obligations, Taxes, Liens and expenses (including court costs and reasonable attorneys’ fees and expenses).

“Affiliate” has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

“Agreement” has the meaning set forth in the preamble to the Agreement.

“Agreement Date” has the meaning set forth in the preamble to the Agreement.

“Auditor” has the meaning set forth in Section 2(e)(ii)(C) of the Agreement.

“Break-up Fee” has the meaning set forth in Section 10(b) of the Agreement.

“Buyer” has the meaning set forth in the preamble to the Agreement.

“Buyer Knew” means Rich Kalich or any other employee of the Company as of the Agreement Date who acquires a direct or indirect equity interest in Buyer on or prior to the Closing Date had actual knowledge or constructive knowledge, without independent investigation, as of the Agreement Date.

“Closing” has the meaning set forth in Section 2(c) of the Agreement.

“Closing Date” has the meaning set forth in Section 2(c) of the Agreement.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the recitals to the Agreement.

“Confidentiality Agreement” means that certain Confidentiality Agreement, dated June 7, 2007, between Seller and Buyer.

“Custom Manufacturing and Supply Agreement” means the form of Custom Manufacturing and Supply Agreement, dated as of the Closing Date, between Seller and the Company attached hereto as Exhibit B.

“Disclosure Schedule” means that certain Disclosure Schedule to be delivered to Buyer by Seller concurrently with entering into the Agreement, which shall disclose exceptions to the representations and warranties made by Seller under Sections 3(a) and 4 of the Agreement arranged in sections corresponding to the numbered and lettered subsections of such Sections 3(a)

and 4, it being understood that the disclosures in any subsection of the Disclosure Schedule shall qualify other subsections of such Sections 3(a) and 4 to the extent it is reasonably apparent that such disclosure is applicable to such other subsections.

“Employee Benefit Plan” means any “employee benefit plan” (as such term is defined in ERISA Section 3(3)) and any other material employee benefit plan, program or arrangement.

“Employee Pension Benefit Plan” has the meaning set forth in ERISA Section 3(2).

“Employee Welfare Benefit Plan” has the meaning set forth in ERISA Section 3(1).

“Environmental, Health and Safety Requirements” means all federal, state and local statutes, regulations and ordinances concerning public health and safety, worker health and safety and pollution or protection of the environment, including those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, control or cleanup of any hazardous materials, substances or wastes, as such requirements are enacted and in effect on or prior to the Closing Date.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Estimated Closing Balance Sheet” has the meaning set forth in Section 2(e)(i)(A) of the Agreement.

“Estimated Closing Working Capital Amount” has the meaning set forth in Section 2(e)(i)(A) of the Agreement.

“Expenses” has the meaning set forth in Section 10(c) of the Agreement.

“Final Closing Balance Sheet” has the meaning set forth in Section 2(e)(ii)(D) of the Agreement.

“Final Closing Working Capital Amount” has the meaning set forth in Section 2(e)(ii)(D) of the Agreement.

“Financial Statements” has the meaning set forth in Section 4(e) of the Agreement.

“GAAP” means United States generally accepted accounting principles as in effect from time to time.

“Income Tax” means any federal, state or local income Tax measured by or imposed on net income, including any interest, penalty or addition thereto.

“Income Tax Return” means any return, declaration, report, claim for refund or information return or statement relating to Income Taxes, including any schedule or attachment thereto.

“Indemnified Party” has the meaning set forth in Section 7(d)(i) of the Agreement.

“Indemnifying Party” has the meaning set forth in Section 7(d)(i) of the Agreement.

“Intellectual Property” means all intellectual property rights of any kind or nature, including all U.S. and foreign: (a) patents, patent applications, patent disclosures and all related continuations, continuations-in-part, reissues, re-examinations, substitutions and extensions thereof; (b) trademarks, service marks, names, corporate names, trade names, domain names, logos, slogans, trade dress and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing; (c) copyrights and copyrightable subject matter; (d) rights of publicity; (e) computer programs (whether in source code, object code or other form), algorithms, databases, compilations and data and technology supporting the foregoing, as well as all documentation, including user manuals and training materials, related to any of the foregoing; (f) trade secrets and all other confidential information, know-how, inventions, proprietary processes, formulae, models and methodologies; (g) rights of privacy and rights to personal information; (h) telephone numbers and Internet protocol addresses; and (i) all rights in the foregoing and in other similar intangible assets.

“Knowledge of Seller” means actual knowledge or constructive knowledge, without independent investigation, of Michael Perry and Stephen Loomis, it being understood that “constructive knowledge” is limited to knowledge of those matters for which such Persons would have had actual knowledge in their Ordinary Course of Business (without any investigation, inquiry, analysis or other affirmative steps to obtain such actual knowledge) but for a failure to follow such Ordinary Course of Business.

“Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property that is used in the business of the Company as of the Agreement Date.

“Lien” means any mortgage, pledge, lien, encumbrance, charge or other security interest, other than: (a) liens for Taxes not yet due and payable or for Taxes that the taxpayer is contesting in good faith through appropriate proceedings; (b) purchase money liens and liens securing rental payments under capital lease arrangements; and (c) other liens arising in the ordinary course of business (or, in the case of the Company, the Ordinary Course of Business) and not incurred in connection with the borrowing of money.

“Material Adverse Effect” or “Material Adverse Change” means any effect or change that would be materially adverse to the business of the Company taken as a whole; provided, however, that none of the following shall be deemed to constitute, and none of the following shall be taken into account in determining whether there has been, a Material Adverse Effect or Material Adverse Change: (a) any effect or change (including any loss of assets, contracts, employees, assets, customers, financing sources or business prospects resulting therefrom) arising from or relating to (1) general business or economic conditions, (2) developments, trends or conditions related to the industries in which the Company operate (including the medical equipment industry), (3) national or international political or social conditions (including civil unrest, war or terrorism), (4) financial, banking or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (5) GAAP and interpretations thereof, (6) any laws, rules, regulations, orders, directives or policies issued or proposed by any governmental entity or employee or any elected representative or appointed official (including, in each case, as to any Tax or related matters) or (7) the announcement or execution of the Agreement or any of the other agreements, transactions or arrangements contemplated hereby or the taking of any action contemplated by the Agreement or any of the other agreements, transactions or arrangements contemplated hereby; (b) any effect or change with respect to which Buyer has knowledge as of the Agreement Date; and (c) any effect or change that is substantially cured before the earlier of (1) the Closing Date or (2) the date on which the Agreement is terminated pursuant to Section 10(a) of the Agreement.

“Material Contracts” has the meaning set forth in Section 4(k) of the Agreement.

“Most Recent Financial Statements” has the meaning set forth in Section 4(e) of the Agreement.

“Most Recent Fiscal Month-End” has the meaning set forth in Section 4(e) of the Agreement.

“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

“Owned Real Property” means all land, together with all buildings, structures, improvements and fixtures located thereon, and all easements and other rights and interests appurtenant thereto, owned by the Company and used in the business of the Company.

“Parties” has the meaning set forth in the preamble to the Agreement.

“Permitted Lien” means any easement, right of way or any similar encumbrance with respect to the Owned Real Property (including any so-called “Exhibit B” or “Schedule B” matters on the title commitment to be provided as contemplated by Section 6(a)(viii) above) and any imperfection of title or other Lien that, individually or in the aggregate with other such imperfections and Liens, would not have a Material Adverse Effect.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other business entity or a governmental entity (or any department, agency or political subdivision thereof).

“Pre-Closing Tax Period” has the meaning set forth in Section 8(a) of the Agreement.

“Preliminary Closing Balance Sheet” has the meaning set forth in Section 2(e)(ii)(A) of the Agreement.

“Proxy Statement” means the proxy statement to be filed by Seller with the SEC pursuant to the Securities Exchange Act in connection with seeking the approval of the Agreement and the transactions contemplated hereby by the shareholders of Seller.

“Purchase Price” has the meaning set forth in Section 2(a) of the Agreement.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933.

“Securities Exchange Act” means the Securities Exchange Act of 1934.

“Seller” has the meaning set forth in the preamble to the Agreement.

“Shares” has the meaning set forth in the recitals to the Agreement.

“Singer” has the meaning set forth in Section 2(e)(ii)(C) of the Agreement.

“Straddle Period” has the meaning set forth in Section 8(c) of the Agreement.

“Tax” means any federal, state or local income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated or other tax of any kind whatsoever, including any interest, penalty or addition thereto.

“Tax Return” means any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Third Party Claim” has the meaning set forth in Section 7(d)(i) of the Agreement.

“Title Company” means Lawyers’ Title Company or, if Lawyers’ Title Company is unwilling, any other title company reasonably acceptable to Buyer willing to issue the title insurance policy contemplated by Section 6(a)(viii) above.

“Treasury” means the United States Department of the Treasury.